EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2006, relating to the financial statements of California Coastal Communities, Inc. appearing in the Annual Report on Form 10-K of California Coastal Communities, Inc. for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
July 28, 2006